Exhibit 10.10

200 WEST STREET

WALTHAM, MASSACHUSETTS

Lease dated July 13, 2009

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in a certain building (the “Building”) known as, and with an address at, 200 West Street, Waltham, Massachusetts 02451. The parties to this Indenture of Lease hereby agree with each other as follows:

ARTICLE I

Reference Data

1.1          Subjects Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:	Boston Properties Limited Partnership, a Delaware limited partnership.

Landlord’s Original Address:	c/o Boston Properties Limited Partnership Prudential Center 800 Boylston Street, Suite 1900 Boston, MA 02199-8103

Landlord’s Construction Representative:	Mike Bowers

Tenant:	Proteon Therapeutics, Inc., a Delaware corporation.

Tenant’s North American Industry Classification System (NAICS) Code:	541711

Tenant’s Original Address:	200 West Street Waltham, MA 02451

Tenant’s Construction Representative	Mark Fitzpatrick

Commencement Date:	The later of (i) October 1, 2009 or (ii) the date upon which the Premises are “Substantially Complete” (as defined in Exhibit B-1 attached hereto).

Outside Completion Date:	January 1, 2010.

Term (Sometimes called the “Original Term”):	That period of time commencing on the Commencement Date and ending at 11:59 p.m., Boston Time, on June 30, 2013, unless sooner terminated as provided in this Lease.

The Site:	That certain parcel of land known as and numbered 200 West Street, Waltham, Middlesex County, Massachusetts, being more particularly described in Exhibit A attached hereto.

The Building:	The Building known as and numbered 200 West Street, Waltham, Massachusetts.

The Complex:	The Building together with all common areas, surface and parking areas, the Site and all improvements (including landscaping) thereon and thereto.

Tenant’s Premises:	A portion of the first floor of the Building in accordance with the floor plan attached hereto as Exhibit E and incorporated herein by reference.

Number of Parking Spaces:	Twenty (20); five (5) of which shall be located in the garage on the Site and fifteen (15) of which shall be located on the surface parking area on the Site.

Annual Fixed Rent:

(a) From the first (1st) calendar month through the eighth (8th) calendar month of the Original Term of this Lease at the annual rate of $153,233.00, being the product of (i) $31.00 and (ii) the “Rentable Floor Area of the Premises” (hereinafter defined in this Section 1.1).

(b) From the ninth (9th) calendar month

through the twentieth (20th) calendar month of the Original Term of this Lease at the annual rate of $158,176.00, being the product of (i) $32.00 and (ii) the Rentable Floor Area of the Premises.

(c) From the twenty first (21st) calendar month through the thirty second (32nd) calendar month of the Original Term of this Lease at the annual rate of $163,119.00, being the product of (i) $33.00 and (ii) the Rentable Floor Area of the Premises.

(d) From the thirty third (33rd) calendar month through the remainder of the Original Term of this Lease at the annual rate of $168,062.00, being the product of (i) $34.00 and (ii) the Rentable Floor Area of the Premises.

Operating Expenses:	As provided in Section 2.6 hereof.

Real Estate Taxes:	As provided in Section 2.7 hereof.

Tenant Electricity:	Initially as provided in Section 2.5 subject to adjustment as provided in Section 2.8 hereof.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Rentable Floor Area of the Premises:	4,943 square feet.

Total Rentable Floor Area of the Building:	248,341 square feet.

Permitted Use:	General office purposes.

Broker:	Newmark Knight Frank One Federal Street 21st Floor Boston, MA 02110

Security Deposit:	$38,308.25

1.2          Exhibits

There are incorporated as part of this Lease:

Exhibit A	—	Description of Site

Exhibit B-1	—	Work Agreement

Exhibit B-2	—	Plans

Exhibit C	—	Intentionally Omitted

Exhibit D	—	Landlord’s Services

Exhibit E	—	Floor Plan

Exhibit F	—	Form of Declaration Affixing the Commencement Date of Lease

Exhibit G	—	Intentionally Omitted

Exhibit H	—	Form of Letter of Credit

Exhibit I	—	Form of Certificate of Insurance

1.3          Table of Articles and Sections.

ARTICLE I		1
Reference Data		1
1.1	Subjects Referred To	1
1.2	Exhibits	4
1.3	Table of Articles and Sections	4

ARTICLE II		6
Building, Premises, Term and Rent		6
2.1	The Premises	6
2.2	Rights to Use Common Facilities	7
2.3	Landlord’s Reservations	8
2.4	Habendum	9
2.5	Fixed Rent Payments	9
2.6	Operating Expenses	10
2.7	Real Estate Taxes	14
2.8	Tenant Electricity	16

ARTICLE III		17

Condition of Premises; Alterations		17
3.1	Preparation of Premises	17

ARTICLE IV		17
Landlord’s Covenants; Interruptions and Delays		17
4.1	Landlord Covenants	17
4.2	Interruptions and Delays in Services and Repairs, etc.	18

ARTICLE V		19
Tenant’s Covenants		19
5.1	Payments	19
5.2	Repair and Yield Up	19
5.3	Use	20
5.4	Obstructions; Items Visible from Exterior; Rules and Regulations	21
5.5	Safety Appliances	21
5.6	Assignment; Sublease	21
5.7	Right of Entry	26
5.8	Floor Load; Prevention of Vibration and Noise	26
5.9	Personal Property Taxes	27
5.10	Compliance with Laws	27
5.11	Payment of Litigation Expenses	27
5.13	Vendors	29
5.14	Patriot Act	29

ARTICLE VI		30
Casualty and Taking		30
6.1	Damage Resulting from Casualty	30
6.2	Uninsured Casualty	31
6.3	Rights of Termination for Taking	31
6.4	Award	32

ARTICLE VII		33
Default		33
7.1	Tenant’s Default	33
7.2	Landlord’s Default	37

ARTICLE VIII		37
Insurance and Indemnity		37
8.1	Tenant’s Indemnity	37
8.2	Tenant’s Risk	38
8.3	Tenant’s Commercial General Liability Insurance	39
8.4	Tenant’s Property Insurance	39
8.5	Tenant’s Other Insurance	40
8.6	Requirements for Tenant’s Insurance	41
8.7	Additional Insureds	41
8.8	Certificates of Insurance	41

8.9	Subtenants and Other Occupants	42
8.10	No Violation of Building Policies	42
8.11	Tenant to Pay Premium Increases	42
8.12	Landlord’s Insurance	43
8.13	Waiver of Subrogation	43
8.14	Tenant’s Work	44

ARTICLE IX		45
Miscellaneous Provisions		45
9.1	Waiver	45
9.2	Cumulative Remedies	45
9.3	Quiet Enjoyment	45
9.4	Notice to Mortgagee and Ground Lessor	46
9.5	Assignment of Rents	47
9.6	Surrender	47
9.7	Brokerage	48
9.8	Invalidity of Particular Provisions	48
9.9	Provisions Binding, etc.	48
9.10	Recording; Confidentiality	49
9.11	Notices	49
9.12	When Lease Becomes Binding and Authority	50
9.13	Section Headings	50
9.14	Rights of Mortgagee	50
9.15	Status Reports and Financial Statements	51
9.16	Self-Help	52
9.17	Holding Over	52
9.18	Security Deposit	53
9.19	Late Payment	54
9.20	Tenant’s Payments	54
9.21	Waiver of Trial by Jury	55
9.22	Governing Law	55
9.23	Tenant’s Force Majeure	55

ARTICLE II

Building, Premises, Term and Rent

2.1          The Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, Tenant’s Premises in the Building excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively, or in common, other parts of the Building, and if Tenant’s Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor.

Tenant’s Premises with such exclusions is hereinafter referred to as the “Premises.” The term “Building” means the Building identified on the first page, and which is the subject of this Lease; the term “Site” means all, and also any part of the Land described in Exhibit A, plus any additions or reductions thereto resulting from the change of any abutting street line and all parking areas and structures. The term “Property” means the Building and the Site.

2.1.1       Relocation of Tenant’s Premises

Tenant hereby agrees with Landlord that, upon at least sixty (60) days prior notice from Landlord to Tenant given not more than once during the Original Term, Tenant shall relocate from the Premises then demised to Tenant under this Lease (the “Original Premises”) to other premises which are comparable to the Original Premises in terms of size and general layout and contain at least the same number of comparably sized offices and conference rooms as the Original Premises (the “Relocated Premises”) within the Building and upon such relocation the Relocated Premises shall become the premises demised under this Lease and wherever the term “Premises” is used herein the same thereafter shall mean and refer to the Relocated Premises. Landlord, at its sole cost and expense, shall perform the partitioning of the Relocated Premises and shall place the same into substantially equivalent condition to that in which the Original Premises were in prior to such relocation, and Landlord shall also reimburse Tenant for Tenant’s reasonable out-of-pocket moving expenses in so relocating to the Relocated Premises upon billing therefor from Tenant, which billing shall include reasonable evidence thereof in the form of paid invoices, receipts and the like. Landlord shall use reasonable efforts to coordinate such relocation so as to minimize disruption with Tenant’s business. Tenant shall not be required to vacate the Original Premises and to relocate to the Relocated Premises until the Relocated Premises shall be substantially complete subject to punch list items. In connection with the foregoing, it is understood and agreed that in the event of any such relocation, Tenant’s payments on account of Annual Fixed Rent, operating expenses and real estate taxes for the Relocated Premises during the Original Term shall not exceed the amounts that would have been payable for the same by Tenant for the Original Premises for the same time period had the relocation not occurred. Upon any such relocation the Tenant shall enter into an amendment to this Lease confirming such relocation, but the Tenant’s failure to enter into such amendment shall not affect in any manner the relocation of the Premises demised under this Lease from the Original Premises to the Relocated Premises.

2.2          Rights to Use Common Facilities

Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice (a) the common lobbies, corridors, stairways, elevators and loading area of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) common walkways and driveways necessary for access to the Building, and (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor. No such change to the common areas shall materially and adversely affect Tenant’s use of or access to the Premises, and such changes shall be consistent with the operation and maintenance of the Building as a first class building in the Boston West Suburban Market. Notwithstanding anything to the contrary herein, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises except as may be required by applicable law. If Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of commercially reasonable fees assessed by Landlord in its sole discretion. Notwithstanding the foregoing, in the event such service provider is able to tie into the existing infrastructure in the Building, no such service fee shall be assessed.

2.2.1       Tenant’s Parking

In addition, Tenant shall have the right to use in the parking area the Number of Parking Spaces (referred to in Section 1.1) for the parking of automobiles, in common with use by other tenants from time to time of the Complex, provided, however, Landlord shall not be obligated to furnish stalls or spaces in any parking area specifically designated for Tenant’s use. In the event that the Rentable Floor Area of the Premises decreases at any time during the Lease Term, the Number of Parking Spaces provided to Tenant hereunder shall be reduced proportionately. Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord with respect to the use of the parking areas on the Site. The parking privileges granted herein are non- transferable except to a permitted assignee or subtenant as provided in Section 5.6. Further, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or to any personal property therein, however caused, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.3          Landlord’s Reservations

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) subject to Section 2.2 above to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. In the event Landlord makes any changes within the Premises, Landlord will, if necessary, appropriately paint or decorate any affected areas so that it is consistent with the adjacent area.

2.4          Habendum.

Tenant shall have and hold the Premises for a period commencing on the Commencement Date and continuing for the Term unless sooner terminated as provided in Article VI or Article VII.

As soon as may be convenient after the date has been determined on which the Term commences, Landlord and Tenant agree to join with each other in the execution of a written Declaration, in the form of Exhibit F, in which the date on which the Term commences as aforesaid and the Term of this Lease shall be stated.

2.5          Fixed Rent Payments

Tenant agrees to pay to Landlord, (a) on the Commencement Date (defined in Section 1.1 hereof) and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) and (b) on the Commencement Date and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, an amount reasonably estimated by Landlord from time to time to cover Tenant’s monthly payments for electricity under Section 2.8 hereinbelow, Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership either (i) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, (ii) by wire transfer to Bank of America in Dallas, Texas, Bank Routing Number 0260-0959-3 or (iii) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012, and in the case of (ii) or (iii) referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant’s name and the Property address. All remittances received by Boston Properties Limited Partnership as aforesaid, or by any subsequently designated recipient, shall be treated as payment to Landlord.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Commencement Date is a day other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as hereinafter provided, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion but shall commence on the Commencement Date; and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

2.6          Operating Expenses

“Landlord’s Operating Expenses” means the cost of operation of the Building and the Site which shall include, without limitation, the following: premiums for insurance carried with respect to the Building and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than 12 months in the case of both fixed rent and Additional Rent and if there be any first mortgage of the Property, including such insurance as may be required by the unaffiliated, institutional holder of such first mortgage); compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operating, maintaining or cleaning of the Building or Site, water, sewer, electric (excluding any electric payable by Tenant pursuant to Section 2.8), gas, oil and telephone charges (excluding utility charges separately chargeable to tenants for additional or special services); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees); cost of operating and maintaining a food service facility in the Building, less any rent or other amounts received by Landlord from any third-party operator of such facility; cost of snow removal and care of landscaping; payments under service contracts with independent contractors; management fees at reasonable rates for self managed buildings consistent with the type of occupancy and the service rendered not to exceed 3.5% of the base rents for the Building; costs of maintaining a regional property management office in connection with the operation, management and maintenance of the Building; and all other actual, reasonable and necessary expenses paid in connection with the operation, cleaning and maintenance of the Building and the Site and properly chargeable against income. There may be included in Operating Expenses (a) the annual depreciation for capital expenditures made by Landlord during the Lease Term and which particular expenditure has not been excluded from Base Operating Expenses (i) to reduce Landlord’s Operating Expenses if Landlord shall have reasonably determined that the annual reduction in Landlord’s Operating Expenses shall exceed depreciation therefor or (ii) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, by-laws and court decisions of all public authorities which are first in effect after the Commencement Date (the capital expenditures described in subsections (i) and (ii) being hereinafter referred to as “Permitted Capital Expenditures”); plus (b) in the case of both (i) and (ii) an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the locality in which the Building is located; depreciation in the case of both (i) and (ii) shall be determined by dividing the original cost of such capital expenditure, less a reasonable salvage value, by the number of years of useful life of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.

Notwithstanding the foregoing, the following shall be excluded from Landlord’s Operating Expenses for the Property:

(i)            All capital expenditures and depreciation, except Permitted Capital Expenditures;

(ii)           Leasing fees or commissions, advertising and promotional expenses, legal fees, the cost of tenant improvements, build out allowances, moving expenses, assumption of rent under existing leases and other concessions incurred in connection with leasing space in the Building;

(iii)          Interest on indebtedness, debt amortization, ground rent, and refinancing costs for any mortgage or ground lease of the Building or the Site;

(iv)          Costs incurred in performing work or furnishing services for any tenant (including Tenant), whether at such tenant’s or Landlord’s expense, to the extent that such work or services is in excess of any work or service that Landlord is obligated to furnish to Tenant at Landlord’s expense (e.g., if Landlord agrees to provide extra cleaning to another tenant, the cost thereof would be excluded since Landlord is not obligated to furnish extra cleaning to Tenant);

(v)           The cost of any item or service to the extent to which Landlord is actually reimbursed or compensated by insurance, any tenant, or any third party;

(vi)          Insurance premiums to the extent any tenant causes Landlord’s existing insurance premiums to increase or requires Landlord to purchase additional insurance because of such tenant’s use of the Building for other than office purposes or as a result of Landlord’s negligent failure to comply with the terms of the Lease;

(vii)         The cost of any service or materials provided by any party related to Landlord, to the extent such costs exceed the reasonable cost for such service or materials absent such relationship in self managed buildings similar to the Building in the vicinity of the Building;

(viii)        Salaries or other compensation paid to employees above the grade of Building manager;

(ix)          The costs of correcting defects in the construction of tenant spaces that Landlord has agreed to make under this Lease or other leases affecting the Building; and

(x)           damage and repairs necessitated by the negligence or willful misconduct of Landlord, Landlord’s employees, contractors or agents.

“Operating Expenses Allocable to the Premises” shall mean the same proportion of Landlord’s Operating Expenses for and pertaining to the Building and the Site as the

Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Building.

“Base Operating Expenses” shall mean Landlord’s Operating Expenses for calendar year 2010 (that is, the period beginning January 1, 2010 and ending December 31, 2010). Base Operating Expenses shall not include (i) market-wide cost increases in ordinarily included costs due to extraordinary circumstances, included but not limited to Force Majeure (as defined in Section 6.1), conservation surcharges, boycotts, strikes, embargoes or shortages (“Extraordinary Expense”) and (ii) the cost of any Permitted Capital Expenditures. However, if a particular Extraordinary Expense continues for more than twenty-four (24) consecutive months, then during each year after the calendar year 2010 (“Base Year”) in which it continues (and on a pro rata basis if it continues for part, but not all, of a subsequent year), Base Operating Expenses shall include such Extraordinary Expense. By way of example only, if there is a conservation surcharge that constitutes an Extraordinary Expense, and if such surcharge continues for more than twenty-four (24) consecutive months, then for every year after the Base Year in which surcharge exists, Base Operating Expenses shall be increased (in a pro rata basis for partial years after the Base Year) by amount of such surcharge in the Base Year.

“Base Operating Expenses Allocable to the Premises” shall mean the same proportion of Base Operating Expenses as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Building.

If with respect to any calendar year falling within the Term, or fraction of a calendar year falling within the Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises for a full calendar year exceed Base Operating Expenses Allocable to the Premises, or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises; then, Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Such payments shall be made at the times and in the manner hereinafter provided in this Section 2.6. (Base Operating Expenses Allocable to the Premises do not include the tenant electricity to be paid by Tenant together with Annual Fixed Rent and for which provision is made in Section 2.5 hereof, separate provision being made in Section 2.8 of this Lease for Tenant’s share of increases in electricity costs.) The Base Operating Expenses referred to above shall not include (i) market-wide cost increases due to extraordinary circumstances, included but not limited to Force Majeure (as defined in Section 6.1), conservation, surcharges, boycotts, strikes, embargoes or shortages and (ii) the cost of any Permitted Capital Expenditures.

Not later than one hundred and twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s Operating Expenses and Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of operating expenses already paid by Tenant as Additional Rent, and the amount of operating expenses remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

In addition, Tenant shall make payments monthly on account of Tenant’s share of increases in Landlord’s Operating Expenses anticipated for the then current year at the time and in the fashion herein provided for the payment of fixed rent. The amount to be paid to Landlord shall be an amount reasonably estimated annually by Landlord to be sufficient to cover, in the aggregate, a sum equal to Tenant’s share of such increases in operating expenses for each calendar year during the Term.

Notwithstanding the foregoing, in determining the amount of Landlord’s Operating Expenses for any calendar year or portion thereof falling within the Lease Term (including, without limitation, calendar year 2010 for purposes of calculating Base Operation Expenses), if less than ninety-five percent (95%) of the Total Rentable Floor Area of the Building shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election, those components of Landlord’s Operating Expenses that vary based on occupancy for such period shall be equitably adjusted, on a line item by line item basis, to equal the amount such components of Landlord’s Operating Expenses would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

Within a reasonable period of time after Tenant’s written, reasonable request therefor, which request may be made only as to the calendar year immediately preceding the calendar year in which Tenant shall make such request and only within ninety (90) days of Tenant’s receipt of the aforesaid annual statement for such preceding calendar year, as a limited audit right, and so long as no Event of Default exists Landlord shall provide Tenant with back-up information relating to a specific item of common area costs and expenses, but in no event shall Tenant withhold payment of all or any portion of its share of the common area costs and expenses or other amounts due under this Lease on account of such request. Tenant agrees that any such information obtained from Landlord shall remain absolutely confidential, except for such information Tenant is required to furnish to Tenant’s tax auditors, accountants, attorneys or others in accordance with any court or administrative order or proceedings. Without limiting the generality of the foregoing, under no circumstances shall Tenant provide any such information to any examiner of Tenant who is being paid by Tenant on a contingent fee basis. The provisions of the two immediately preceding sentences shall survive the expiration or earlier termination of this Lease.

2.7          Real Estate Taxes

If with respect to any full Tax Year or fraction of a Tax Year falling within the Term, Landlord’s Tax Expenses Allocable to the Premises as hereinafter defined for a full Tax Year exceed Base Taxes Allocable to the Premises, or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises; then, on or before the thirtieth (30th) day following receipt by Tenant of the certified statement referred to below in this Section 2.7, then Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determined for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes on the Building and the Site and any abatements and refunds of any taxes and assessments. Upon request by Tenant, Landlord shall provide to Tenant a copy of the tax bill it used to prepare such statement. Expenditures for legal fees and for other expenses incurred in seeking the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year. Said statement to be rendered to Tenant shall also show for the preceding Tax Year or fraction thereof as the case may be the amounts of real estate taxes already paid by Tenant as Additional Rent, and the amount of real estate taxes remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of the foregoing statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.7 with respect to the preceding Tax Year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the provisions of this Section 2.7 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

In addition, payments by Tenant on account of increases in real estate taxes anticipated for the then current year shall be made monthly at the time and in the fashion herein provided for the payment of fixed rent. The amount so to be paid to Landlord shall be an amount reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to Tenant’s share of such increases, at least ten (10) days before the day on which such payments by Landlord would become delinquent.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments.

Terms used herein are defined as follows:

(i)            “Tax Year” means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(ii)                                  “Landlord’s Tax Expenses Allocable to the Premises” shall mean the same proportion of Landlord’s Tax Expenses for and pertaining to the Building and the Site as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Building.

(iii)                               “Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate real estate taxes on the Building and Site with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.

(iv)                              “Base Taxes” means Landlord’s Tax Expenses (hereinbefore defined) for fiscal tax year 2010 (that is, the period beginning July 1, 2009 and ending June 30, 2010).

(v)                                 “Base Taxes Allocable to the Premises” means the same proportion of Base Taxes as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Building.

(vi)                              “Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any governmental authority on the Building or Site which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Site, the Building and the Property (including without limitation, if applicable, the excise prescribed by Mass Gen Laws (Ter Ed) Chapter 121A, Section 10 and amounts in excess thereof paid to the City of Waltham pursuant to agreement between Landlord and the City) and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes {collectively, “Abatement Expenses”), which Abatement Expenses shall be excluded from Base Taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance, corporate, franchise and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building or Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Site and Building were the only property of Landlord,

(vii)                           If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

2.8                               Tenant Electricity

(A)                               If with respect to any calendar year falling within the Term or fraction of a calendar year falling within the Term at the beginning or end thereof, the actual cost of furnishing electricity to the Building and the Site, including common areas and facilities and space occupied by tenants, (but expressly excluding utility charges separately chargeable to tenants for additional or special services) for a full calendar year exceeds the estimated payments for tenant electricity (payable pursuant to Section 2.5 hereof), or for any such fraction of a calendar year exceeds the corresponding fraction of such estimated payments, then Tenant shall pay to Landlord, as Additional Rent, on or before the thirtieth (301h) day following receipt by Tenant of the statement referred to below in this Section 2.8, its proportionate share of the amount of such excess (i.e. the same proportion of such excess as the Rentable Floor Area of the Premises bears to the total rentable floor area of the Building from time to time under lease to tenants); provided, however, that if at any time during the Term more than 49,668 square feet of the Total Rentable Floor Area of the Building are not under lease to tenants, then for the purposes of determining Tenant’s proportionate share of and with respect to electricity under this Section 2.8 (A), the denominator shall be deemed to be 235,924 square feet irrespective of the total rentable floor area of the Building then under lease to tenants. Payments by Tenant on account of such excess shall be made monthly at the time and in the fashion herein provided for the payment of Annual Fixed Rent. If the Landlord shall reasonably determine that the cost of the electricity furnished to the Tenant at the Premises exceeds the amount being paid under Sections 2.5 and 2.8, then the Landlord may charge the Tenant for such excess and the Tenant shall promptly pay the same upon billing therefor.

Not later than ninety (90) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a reasonably detailed accounting certified by a representative of Landlord showing for the preceding calendar year, or fraction thereof, as the case may be, the costs of furnishing electricity to the Building. Said statement to be rendered to Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amount already paid by Tenant on account of electricity, and the amount remaining due from, or overpaid by, Tenant for the year or other period covered by the statement.

(B)                               Upon election by either Landlord or Tenant, Landlord shall install, at the expense of the requesting party, one or more direct meters or check meters (so-called) for the Premises in locations and in a manner as determined by Landlord in order to measure Tenant’s consumption of electricity. In the event of installation of a direct meter or check meter, in lieu of the payments for electricity referred to in Section 2.8(A) hereinabove, Tenant shall pay to Landlord, as Additional Rent, the cost of furnishing electricity to the Premises including lights, plugs and electricity for Tenant’s supplemental or additional heating, ventilating, air-conditioning and cooling equipment, if any, as monitored by such cheek meter or direct meter (“Tenant Electricity”), but excluding (i) electricity for common areas, facilities and systems of the Building and Site and electricity for base building heating, ventilating and air-conditioning, all of which should be covered by and included in Landlord’s Operating Expenses under Section 2.6 and (ii) utility charges separately chargeable to tenants for additional or special services. Landlord shall bill Tenant for Tenant Electricity on a monthly basis and Tenant shall pay such monthly Tenant Electricity charges to Landlord within ten (10) days after receipt of Landlord’s billing therefore.

ARTICLE III

Condition of Premises; Alterations

3.1                               Preparation of Premises

The condition of the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B-1 and made a part hereof.

ARTICLE IV

Landlord’s Covenants; Interruptions and Delays

4.1                               Landlord Covenants

4.1.1                     Services Furnished by Landlord

To furnish services, utilities, facilities and supplies set forth in Exhibit D equal to those customarily provided by landlords in high quality buildings in the Boston West Suburban Market subject to escalation reimbursement in accordance with Section 2.6.

4.1.2                     Additional Services Available to Tenant

To furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar office buildings in the Boston West Suburban Market upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises following the

Commencement Date (and not part of Landlord’s Work) at the request of Tenant within thirty (30) days after being billed therefor.

4.1.3                     Roof, Exterior Wall, Floor Slab and Common Facility Repairs

Except to (a) normal and reasonable wear and use and (b) damage caused by fire and casualty and eminent domain, and except as otherwise provided in Article VI and subject to the escalation provisions of Section 2.6, (1) to make such repairs to the roof, exterior walls, floor slabs and common areas and facilities as may be necessary to keep them in the condition referred to below and (ii) to maintain the Building and the Property (exclusive of Tenant’s responsibilities under this Lease) in a first class manner comparable to the maintenance of similar properties in the Boston West Suburban Market.

4.1.4                     Door Signs

To provide and install, at Landlord’s expense, letters or numerals on the exterior doors to the Premises to identify Tenant’s official name and Building address; all such letters and numerals shall be in the building standard graphics and no others shall be used or permitted on the Premises.

4.2                               Interruptions and Delays in Services and Repairs, etc

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation by reason of Force Majeure (as defined in Section 6.1 hereof), Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

In the event that the electrical, heating, ventilating, air conditioning, water, sewer or all elevator service to the Premises shall be shut down for more than five (5) full and consecutive business days, but only as a result of causes which are covered by Landlord’s loss of rentals insurance, then, Tenant shall be entitled to an abatement of Annual Fixed Rent equal to the “Insurance Amount” (hereinafter defined). The “Insurance Amount” shall be an amount equal to the payment actually received by Landlord (but only allocable to and on account of the Premises) for such shut down of electricity service to the Premises from Landlord’s insurance carrier providing such loss of rents insurance less the amount of any deductible contained in such loss of rents insurance coverage. Notwithstanding anything herein contained to the contrary, in no event shall any of the events referred to in this Section give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

ARTICLE V

Tenant’s Covenants

Tenant covenants and agrees to the following during the Term and such further time as Tenant occupies any part of the Premises:

5.1                               Payments

To pay when due all fixed rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit D) and, further, as Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2.

5.2                               Repair and Yield Up

Except as otherwise provided in Article VI and Section 4.1.3, to keep the Premises in good order, repair and condition, excepting reasonable wear and tear, damage by fire or other casualty and damage caused by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors, and all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse) and doors of the Premises whole and in good condition with glass of the same type and quality as that injured or broken, damage by fire or taking under the power of eminent domain only excepted, and at the expiration or termination of this Lease peaceably to yield up the Premises all construction, work, improvements, and all alterations and additions thereto in good order, repair and condition, subject to the foregoing exceptions, first removing all goods and effects of Tenant and, to the extent specified by Landlord by notice to Tenant given at least ten (10) days before such expiration or termination (unless otherwise specified by Landlord as set forth in Section 5.12), the wiring installed by or for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers and all alterations and additions made by Tenant and all partitions, and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. Tenant shall not permit or commit any waste, and (subject to applicable waivers of claims and rights of subrogation under this Lease) Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building or to the Site caused by Tenant,

Tenant’s agents, contractors, employees, sublessees, licensees, concessionaires or invitees.

5.3                               Use

To use and occupy the Premises for the Permitted Use only, and not to injure or deface the Premises, Building, the Site or any other part of the Complex nor to permit in the Premises or on the Site any auction sale, vending machine, or inflammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor for any use thereof which is inconsistent with maintaining the Building as a first class office building in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to render necessary any alteration or addition to the Building. Nothing herein shall ever be construed to require Tenant to continuously use or occupy all or any portion of the Premises, however, Tenant shall always be required to maintain the Premises as set forth in this Lease. Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any substance which is at the time in question classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall promptly upon its actual knowledge thereof, notify Landlord of any incident in, on or about the Premises, the Building or the Site that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right (at reasonable intervals and upon reasonable advance notice, except in the event of an emergency when no notice is required) to make such inspections (including testing) as Landlord shall elect from time to time to determine that Tenant is complying with the foregoing. Notwithstanding the foregoing, Tenant may use normal amounts and types of substances typically used for office uses, provided that Tenant uses such substances in the manner which they are normally used, and in compliance with all Hazardous Materials Laws and other applicable laws, ordinances, bylaws, rules and regulations, and Tenant obtains and complies with all permits required by Hazardous Materials Laws or any other laws, ordinances, bylaws, rules or regulations prior to the use or presence of any such substances in the Premises.

5.4                               Obstructions; Items Visible from Exterior; Rules and Regulations

Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Site used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable Rules and Regulations now or hereafter made by Landlord, of which Tenant has been given notice and which are of general applicability to all tenants of the Building, for the care and use of the Building and Site and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Building to conform to such Rules and Regulations. In the event there shall be a conflict between such rules and regulations and this Lease, the provisions of this Lease shall prevail.

5.5                               Safety Appliances

To keep the Premises equipped with all safety appliances required by any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

5.6                               Assignment; Sublease

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under Sections 5.6.1-5.6.6 shall be void, ab initio; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

5.6.1                     Notwithstanding the provisions of Section 5.6 above, in the event Tenant desires to assign this Lease or to sublet the whole (but not part) of the Premises (no partial subletting being permitted other than as provided in Section 5.6.4 below), Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 5.6.3 below, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in said Section 5.6.3 (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the material terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 5.6.3 below, all other information reasonably necessary to make the determination referred to in said Section 5.6.3 and (e) in the case of a proposed assignment or subletting pursuant to Section 5.6.4 below, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 5.6.4.

5.6.2                     Landlord shall have the right at its sole option, to be exercised within twenty (20) days after receipt of Tenant’s Proposed Transfer Notice (the “Acceptance Period”), to terminate this Lease as of a date specified in a notice to Tenant, which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after Landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date. In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section the provisions of Sections 5.6.3, 5.6.5 and 5.6.6 shall be applicable. This Section 5.6.2 shall not be applicable to an assignment or sublease pursuant to Section 5.6.4.

5.6.3                     Notwithstanding the provisions of Section 5.6 above, but subject to the provisions of this Section 5.6.3 and the provisions of Sections 5.6.5 and 5.6.6 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 5.6.2, or shall have failed to give any or timely notice under Section 5.6.2, then for a period of one hundred and twenty (120) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 5.6.2 as the case may be, Tenant shall have the right to assign this Lease or sublet the whole (but not part) of the Premises in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)                                 the proposed assignee or subtenant is a tenant in the Building or elsewhere on the Site or is in active negotiation with Landlord or an affiliate of Landlord for premises in the Building or elsewhere on the Site (as evidenced by the receipt by Landlord of a request for proposal to lease from such party and/or the exchange by Landlord and such party of a proposed draft lease no more than ninety (90) days prior to Tenant’s request for consent) or is not of a character consistent with the operation of a first class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(b)                                 the proposed assignee or subtenant does not possess adequate financial capability to perform the Tenant obligations as and when due or required, or

(c)                                  the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(d)                                 the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to increase Landlord’s Operating Expenses beyond that which Landlord now incurs for use by Tenant; (ii) be likely to increase the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting or assignment; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(e)                                  there shall be existing an uncured Event of Default (defined in Section 7.1) or there have been three (3) or more Event of Default occurrences during the prior eighteen (18) months, or

(f)                                   the proposed rent and other charges to be payable by the proposed assignee or subtenant are less than the market rent and other charges for first class office sublease space for properties of a similar character in the Boston West Suburban market, or

(g)                                  any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(h)                                 the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease pursuant to written documentation between Landlord and such holder, or

(i)                                     due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Building or elsewhere in the Property.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease (the whole but not part of the Premises) or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within one hundred twenty (120) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 5.6.1 shall be applicable.

5.6.4                     Notwithstanding the foregoing provisions of Sections 5.6.2, 5.6.3 and 5.6.5, but subject to the provisions of Sections 5.6.1, 5.6.5 and 5.6.6, Tenant shall have the right without the prior consent of Landlord but upon notice to Landlord as set forth in Section 5.6.1 to assign this Lease or to sublet the Premises (in whole or in part) to any other entity (the “Successor Entity”) (i) which controls or is controlled by Tenant or Tenant’s parent corporation, or (ii) which is under common control with Tenant, or (iii) which purchases all or substantially all of the assets of Tenant, or (iv) which purchases all or substantially all of the stock of (or other membership interests in) Tenant or (v) which merges or combines with Tenant, provided that the entity to which this Lease is so assigned or which so sublets the Premises has a credit worthiness (e.g. assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) which is the same or better than the Tenant as of the date of this Lease (the foregoing transferees referred to, individually or collectively, as a “Permitted Transferee”). Except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. If any parent or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent or subsidiary, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

5.6.5                     In the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 5.6.4 above) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate proportions in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, Additional Rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to brokerage commissions, legal fees and alteration allowances, in each case actually paid), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) days of receipt of same by Tenant.

5.6.6                     (A)                               It shall be a condition of the validity of any assignment or subletting consented to under Section 5.6.3 above, or any assignment or subletting of right under Section 5.6.4 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of the Tenant hereunder, including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting pursuant to Section 5.6.4, such subtenant shall agree on a pro rata basis to be so bound), (b) to comply with the provisions of Sections 5.6 through 5.6.6 hereof and (c) to indemnify the “Landlord Parties” (as defined in Section 8.13) as provided in Section 8.1 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B)                               As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the sum of (i) $1,000,00 and/or (ii) reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request, not to exceed $2,500.00 for each request.

(C)                               If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may after an Event of Default upon prior notice to Tenant, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 5.6 through 5.6.6 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D)                               The consent by Landlord to an assignment or subletting under Section 5.6.3 above, or the consummation of an assignment or subletting of right under Section 5.6.4 above, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(E)                                On or after the occurrence of an “Event of Default” (defined in Section 7.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits.

(F)                                 Without limiting Tenant’s obligations under Section 5.12, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

5.7                               Right of Entry

To permit Landlord and its agents to examine the Premises at reasonable times and upon reasonable advance written or electronic notice (which notice shall not be required in the event of an emergency), if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary; to remove, at Tenant’s expense, any alterations, addition, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing; and to show the Premises to prospective tenants during the nine (9) months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times. Landlord shall take reasonable efforts not to unreasonably interfere with Tenant’s use of the Premises during any such entry.

5.8                               Floor Load, Prevention of Vibration and Noise

Not to place a load upon the Premises exceeding an average rate of 100 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance reasonably authorize; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant so as to eliminate such vibration or noise.

5.9                               Personal Property Taxes

To pay promptly when due all taxes which may be imposed upon “Tenant’s Property” (as defined in Section 8.4 hereof) in the Premises to whomever assessed.

5.10                        Compliance with Laws

To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that Tenant shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building unless the same are required by such Legal Requirements as a result of or in connection with Tenant’s particular use or occupancy of the Premises beyond normal use of space of this kind. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.10.

5.11                        Payment of Litigation Expenses

To pay, as Additional Rent, all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant or any guarantor. Landlord hereby similarly agrees to pay all reasonable costs, counsel and other fees incurred by Tenant in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease or in connection with any bankruptcy case involving Landlord.

5.12                        Alterations

Tenant shall not make alterations and additions to Tenant’s Premises except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions (including, without limitation, any alterations or additions to be performed by Tenant under Article III) which (a) in Landlord’s opinion are reasonably likely to adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Building or (c) will require unusual expense to readapt the Premises to normal office use on Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Section 4.1 unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, (d) enlarge the Rentable Floor Area of the Premises, or (e) are inconsistent, in Landlord’s judgment, with alterations satisfying Landlord’s standards for new alterations in the Building. Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of this Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements nor give right to any other parties. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans (excluding any review respecting initial improvements performed pursuant to Article III hereof for which a fee has previously been paid but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) $150.00 per hour, plus (ii) third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work. Except for any additions or alterations which Tenant requests to remain in the Premises in Tenant’s notice seeking Landlord’s consent for the installation thereof (which notice shall specifically refer to this Section 5.12) and for which Landlord specifically agrees in writing may remain, all alterations and additions shall be part of the Building unless and until Landlord shall specify the same for removal pursuant to Section 5.2. All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Buildings or Site or interfere with construction or operation of the Buildings and other improvements to the Site and, except for installation of furnishings, cabling and wiring shall be performed by Landlord’s general contractor (whose prices shall be competitive and reasonable taking into consideration the quality and nature of the work) or by contractors or workers first reasonably approved by Landlord. Except for work by Landlord’s general contractor, Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them and security reasonably satisfactory to Landlord protecting Landlord against liens arising out of the furnishing of such labor and material; and cause each contractor to carry insurance in accordance with Section 8.14 herein and to deliver to Landlord certificates of all such insurance. To the extent usual and customary in light of the nature of the work being performed, Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide such rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and immediately to discharge any such liens which may so attach. Tenant shall pay, as Additional Rent, 100% of any real estate taxes on the Complex which shall, at any time after commencement of the Term, result from any alteration, addition or improvement to the Premises made by Tenant. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

5.13                        Vendors

Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Property or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord.

5.14                        Patriot Act

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S.

Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 7.1 of this Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Section 8.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

ARTICLE VI

Casualty and Taking

6.1                               Damage Resulting from Casualty

In case during the Lease Term the Building or the Site are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred fifty (150) days from the time that repair work would commence, Landlord may, at its election, terminate this Lease by notice given to Tenant within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

In case during the last year of the Lease Term, the Premises are damaged by fire or casualty (or common areas essential for Tenant’s use of or access to the Premises) and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred fifty (150) days (and/or as to special work or work which requires long lead time then if such work cannot reasonably be expected to be repaired within such additional time as is reasonable under the circumstances given the nature of the work) from the time that repair work would commence, Tenant may, at its election, terminate this Lease by notice given to Landlord within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions:

If the Building or the Site or any part thereof are damaged by fire or other casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord shall, promptly after such damage and the determination of the net amount of insurance proceeds available, use due diligence to restore the Premises and the Building in the event of damage thereto (excluding “Tenant’s Property” (as defined in Section 8.4 hereof)) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, Tenant’s share of Operating Costs, Tenant’s share of real estate taxes and Tenant’s payments for electricity shall be abated from the date of the casualty according to the nature and extent of the injury to the Premises, until the Premises (and the common areas essential for Tenant’s use of the Premises, i.e. parking) shall have been restored by Landlord substantially into such condition except for punch list items. Notwithstanding anything herein contained to the contrary, so long as Landlord carries the property insurance required under this Lease, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds.

If such restoration is not completed within ten (10) months from the date of the fire or casualty, such period to be subject, however, to extension where the delay in completion of such work is due Force Majeure, as defined hereinbelow (but in no event beyond fourteen (14) months from the date of the fire or casualty), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such ten (10) month period (as extended), which right shall continue until the restoration is substantially completed. Such termination shall be effective as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within thirty (30) days after Landlord’s receipt of Tenant’s notice, such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. When used herein, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction.

6.2                               Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time actually maintained or required to be maintained (whichever is greater) by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to the Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

6.3                               Rights of Termination for Taking

If the entire Building, or such portion of the Premises as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for

Tenant’s purposes, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession, If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if so much of the Building shall be so taken that continued operation of the Building would be uneconomic as a result of the taking, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken) provided that the leases of all other tenants in the Building similarly affected by the taking at issue are concurrently terminated (to the extent permitted under the terms of Landlord’s leases with such tenants). If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees, after the determination of the net amount of condemnation proceeds available to Landlord, to use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be abated for the remainder of the Lease Term.

6.4                               Award

Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Building, the Complex and the Site and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time reasonably request.

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant’s usual trade fixtures installed in the Premises by Tenant at Tenant’s expense and for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE VII

Default

7.1                               Tenant’s Default

(a)                                 If at any time subsequent to the date of this Lease any one or more of the following events (herein sometimes called an “Event of Default”) shall occur:

(i)                                     Tenant shall fail to pay the fixed rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, and the same continues for seven (7) days after notice from Landlord thereof; or

(ii)                                  Landlord having rightfully given the notice specified in subdivision (i) above twice in any calendar year, Tenant shall thereafter in the same calendar year fail to pay the fixed rent, Additional Rent or other charges on or before the date on which the same become due and payable; or

(iii)                               Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Section 5.6 through 5.6.5 of this Lease; or

(iv)                              Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(v)                                 Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vi)                              Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(vii)                           A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive) then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance).

Landlord lawfully may, immediately or at any time thereafter, and without demand or further notice terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b)                                 If this Lease shall have been terminated as provided in this Article, then Landlord may, without notice, re- enter the Premises, either by summary proceedings, ejectment or legal means, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c)                                  In the event that this Lease is terminated under any of the provisions contained in Section 7.1 (a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or relet for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all actual and reasonable out-of-pocket expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Building.

(d)                                 (i)                                     Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time after such termination and whether or not Landlord shall have collected any damages as aforesaid, as liquidated final damages and in lieu of all other damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant for any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages, such a sum as at the time of the giving of such notice represents the amount of the excess, if any, of the total rent and other benefits which would have accrued to Landlord under this Lease from the date of such notice for what would be the then unexpired Lease Term if the Lease terms had been fully complied with by Tenant over and above the then cash rental value (in advance) of the Premises for the balance of the Lease Term discounted to present value at a discount rate equal to the then-prevailing prime rate in Boston as set by Bank of America, NA. (or its successor).

(ii)                                  For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraph, the total rent shall be computed by assuming that Tenant’s share of excess taxes and Tenant’s share of excess operating costs would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e)                                  In case of any Event of Default, re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(f)                                   The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

(g)                                  In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 7.1, Landlord may elect to collect from Tenant, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this Article VII or otherwise terminated by breach of any obligation of Tenant and before full recovery under such foregoing provisions, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of the Annual Fixed Rent and all Additional Rent payable for the twelve (12) months ended next prior to the such termination plus the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such election plus any and all expenses which the Landlord may have incurred for and with respect of the collection of any of such rent.

7.2                               Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. The Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE VIII

Insurance and Indemnity

8.1                               Tenant’s Indemnity

(a)                                 Indemnity. To the maximum extent permitted by law, and subject to applicable waivers of claim and rights of subrogation under this Lease, Tenant waives any right to contribution against the Landlord Parties (as hereinafter defined) and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature arising from or claimed to have arisen from (i) any act, omission or negligence of the Tenant Parties (as hereinafter defined); (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building or on common areas or the Complex, where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to indemnify a Landlord Party for any claims to the extent that such Landlord Party’s damages in fact result from such Landlord Party negligence or willful misconduct. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Landlord Parties may have under this Lease or the common law.

(b)                                 Breach. In the event that Tenant breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including attorney’s fees) incurred as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this Section 8.1(b).

(c)                                  No limitation. The indemnification obligations under this Section 8.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

(d)                                 Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form acceptable to Landlord.

(e)                                  Survival. The terms of this Section 8.1 shall survive any termination or expiration of this Lease.

(f)                                   Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof, In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.

8.2                               Tenant’s Risk

Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Complex as Tenant is given the right to use by this Lease at Tenant’s own risk, The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Complex, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Complex, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Complex, or from drains, pipes or plumbing fixtures in the Building or the Complex, Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise.

Notwithstanding the foregoing, the Landlord Parties shall not be released from liability for any injury, loss, damages or liability to the extent arising from any negligence or willful misconduct of the Landlord Parties on or about the Premises; provided, however, in no event shall the Landlord Parties have any liability to a Tenant Party based on any loss with respect to or interruption in the operation of Tenant’s business.

8.3                               Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include broad form contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limits of liability of such insurance shall be Three Million Dollars ($3,000,000) per occurrence. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

8.4                               Tenant’s Property Insurance

Tenant shall maintain at all times during the Term of the Lease, and during such earlier time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and containing thereafter so long as Tenant is in occupancy of any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called “all risk” type insurance coverage with respect to Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and all alterations, improvements and other modifications made by or on behalf of the Tenant in the Premises, and other property of Tenant located at the Premises, which are permitted to be removed by Tenant at the expiration or earlier termination of the Lease Term except to the extent paid for by Landlord or which are part of Landlord’s Work (collectively “Tenant’s Property”). The business interruption insurance, required by this Section 8.4 shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Annual Fixed Rent then in effect during any year during the Term, plus any Additional Rent due and payable for the immediately preceding year during the Term. The “all risk” insurance required by this section shall be in an amount at least equal to the full insurable replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this Lease. In the event of loss or damage covered by the “all risk” insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article VI. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article VI), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

8.5                               Tenant’s Other Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, (1) comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (2) worker’s compensation insurance; and (3) employer’s liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Premises are located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

8.6                               Requirements for Tenant’s Insurance

All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in the Commonwealth of Massachusetts and that have a rating of at least “A-” and are within a financial size category of not less than “Class VII” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be reasonably acceptable in form and content to Landlord; (2) be primary and noncontributory; and (3) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance, or change in coverage without thirty (30) days’ prior written notice to Landlord (by certified or registered mail, return receipt requested, or by fax or email) of such proposed action. No such policy shall contain any deductible or self-insured retention greater than Twenty Five Thousand Dollars ($25,000). Any deductibles and self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 8.13 below. Landlord reserves the right from time to time, after the first twenty four (24) months of the Lease Term, to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located, The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on seven (7) days notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

8.7                               Additional Insureds

The commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 8.3 of this Lease, shall name Landlord, Landlord’s managing agent, and such other Persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured.

8.8                               Certificates of Insurance

On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least fifteen (15) days prior to the expiration date of each policy for which a certificate was furnished (acceptable forms of such certificates for liability and property insurance, respectively, are attached as Exhibit I). Failure by the Tenant to provide the certificates or letters required by this Section 8.8 shall not be deemed to be a waiver of the requirements in this Section 8.8. Upon request by Landlord at reasonable intervals, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s request.

8.9                               Subtenants and Other Occupants

Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 8.1 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

8.10                        No Violation of Building Policies

Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Complex and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Complex or the property of Landlord in amounts reasonably satisfactory to Landlord.

8.11                        Tenant to Pay Premium Increases

If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Complex and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand.

8.12                        Landlord’s Insurance

(a)                                 Required insurance. Landlord shall maintain (i) insurance against loss or damage with respect to the Building on an “all risk” type insurance form, with customary exceptions, subject to such commercially reasonable deductibles as Landlord may determine, in an amount equal to at least the full insurable replacement value of the Building from time to time; (ii) insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Premises to the extent paid for by Landlord; (iii) commercial general liability insurance with respect to the Building in an amount not less than Five Million ($5,000,000.00) per occurrence, with deductibles as determined by Landlord; and (iv) insurance covering loss of rents in the amounts payable under this Lease. The cost of such insurance shall be treated as a part of Operating Expenses. Such insurance shall be maintained with a reputable and licensed insurance company or companies selected by Landlord. Payment for losses thereunder shall be made solely to Landlord and used for the purposes intended.

(b)                                 Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Complex, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, and/o• rent insurance, as may from time to time be reasonable and customary for similar office buildings in the Boston west suburban market. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage for the Property. Such insurance shall be maintained with an insurance company or companies selected by Landlord. Payment for losses thereunder shall be made solely to Landlord. The cost of all such additional insurance shall also be part of the Operating Expenses.

(c)                                  Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Landlord’s Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.

(d)                                 No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

8.13                        Waiver of Subrogation

The parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all “Tenant Parties” (hereinafter defined), and in the case of Tenant, against all “Landlord Parties” (hereinafter defined), for any loss or damage incurred or suffered by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder, Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives, For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

8.14                        Tenant’s Work

During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this section shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to their work or services (collectively “Additional Insureds”).  Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this section.

ARTICLE IX

Miscellaneous Provisions

9.1                               Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

9.2                               Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

9.3                               Quiet Enjoyment

This Lease is subject and subordinate to all matters of record, which Landlord represents as of the date hereof do not interfere with the use of the Premises for the Permitted Use. Tenant, subject to the terms and provisions of this Lease on payment of the rent and observing, keeping and performing all of the terms and provisions of this Lease on Tenant’s part to be observed (within any applicable notice and cure periods), kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the termination or expiration of this Lease without the consent of Landlord), without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors, including ground or master lessees, only with respect to breaches occurring during Landlord’s or Landlord’s successors’ respective ownership of Landlord’s interest hereunder, as the case may be.

Further, Tenant specifically agrees to look solely to Landlord’s then equity interest in the Building (together with the rents, profits, issues, and proceeds therefrom) at the time owned, or in which Landlord holds an interest as ground lessee, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any partner in or of Landlord, nor any beneficiary of any trust of which any person holding Landlord’s interest is trustee, nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any partner in or of Landlord, any successor trustee to the persons named herein as Landlord, or any beneficiary of any trust of which any person holding Landlord’s interest is trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest aforesaid in the Building, but (subject to abatement rights specifically provided for in this Lease) in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In the event that Landlord shall be determined to have acted unreasonably in withholding any consent or approval under this Lease, the sole recourse and remedy of the Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of the Tenant under this Lease or act as any termination of this Lease. In no event shall Landlord or Tenant ever be liable to the other party for any indirect or consequential damages suffered from whatever cause; provided that the foregoing shall not limit or alter any procedural right or remedy of Landlord under this Lease nor shall the same apply to the obligations of Tenant with respect to any hold over by Tenant after the expiration or earlier termination of this Lease.

9.4                               Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor within the time period provided for in this Lease (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 9.4 or Section 9.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest).

9.5                               Assignment of Rents

With reference to any assignment by Landlord or Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)                                 That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b)                                 That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.

In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder subject to the provisions of Section 8.4 hereof. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations under this Lease and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

9.6                               Surrender

No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid,

unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

9.7                               Brokerage

(A)                               Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers other than the Brokers, if any, designated in Section 1.1 hereof, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)                               Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers other than the Brokers, if any, designated in Section 1.1 hereof, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker for the Original Term of this Lease, if any, designated in Section 1.1 hereof.

9.8                               Invalidity of Particular Provisions

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

9.9                               Provisions Binding, etc

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant.

9.10                        Recording; Confidentiality

Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to both Landlord’s and Tenant’s attorneys. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law Tenant shall not disclose the same to any third party except for Tenant’s existing and potential partners, lenders and their respective, accountants, consultants, advisors and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of the economic or other material terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed. Notwithstanding the foregoing, the provisions of this paragraph shall not be construed so as to prevent Tenant from (x) disclosing the fact that Tenant has a lease with Landlord or (y) including the rent and other amounts payable under this Lease as part of any consolidated reporting of Tenant’s financial liabilities, so long as the economic terms of this Lease are not specifically identified with or attributed to this Lease, Landlord or any of Landlord’s affiliates.

9.11                        Notices

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by overnight commercial courier or by registered or certified mail postage or delivery charges prepaid, as the case may be:

If intended for Landlord, addressed to Landlord at the address set forth in Article of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice). Copies of any notices to Tenant (other than routine notices of an operational nature) shall simultaneously be sent to Stephen T. Langer, Esq., Langer & McLaughlin, LLP, 855 Boylston Street, 6th Floor, Boston, Massachusetts 02116.

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease.

9.12                        When Lease Becomes Binding and Authority

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof. Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.

9.13                        Section Headings

The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

9.14                        Rights of Mortgagee

This Lease shall be subject and subordinate to the lien of any mortgage now or hereafter on the Site or the Building, or both, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor provided that the holder of such mortgage agrees to recognize the rights of Tenant under this Lease (including the right to use and occupy the Premises) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such commercially reasonable instruments of subordination and recognition as such mortgagee may reasonably request subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request (Tenant hereby agreeing to pay any legal or other fees charged by the mortgagee in connection with providing the same). In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

9.15                        Status Reports and Financial Statements

Recognizing that Landlord and Tenant may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, each party, on the request of the other made from time to time (but not more often than once annually), will promptly furnish to the other, or any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/or the Complex or any potential purchaser of the Premises, the Building, the Site and/or the Complex, (each an “Interested Party”), a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant and any guarantor of Tenant’s obligations under this Lease, as reasonably requested by Landlord (but not more often than once annually), including, but not limited to financial statements for the past three (3) years. Landlord shall keep any non-public information provided by Tenant pursuant to this Section 9.15 confidential, and shall not disclose the same other than (i) to Landlord’s officers, employees and consultants (or to any of the

Interested Parties) or (ii) to the extent required by applicable law or by any administrative, governmental or judicial proceeding. Any such status statement or financial statement delivered by Landlord or Tenant pursuant to this Section 9,15 may be relied upon by any Interested Party.

9.16                        Self-Help

If an Event of Default of Tenant shall exist, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate of one and one-half percentage points over the then prevailing prime rate in Boston as set by Bank of America, N.A. or its successor (but in no event greater than the maximum rate permitted by applicable law) and all costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand, Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

9.17                        Holding Over

Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to the greater of (x) for the first thirty days in which the Tenant holds over an amount equal to one hundred and fifty (150%) of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease and after the first thirty days in which the Tenant holds over and thereafter an amount equal to two hundred percent (200%) of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

9.18                        Security Deposit

Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of Thirty Eight Thousand Three Hundred Eight and 25/100 ($38,308.25) and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 9.18, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit H, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, (v) permit presentment in Boston, Massachusetts and (vi) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if the financial condition of such issuer changes in any other material adverse way, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within thirty (30) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is sixty (60) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than thirty (30) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date, Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this Section 9.18. Any failure or refusal of the issuer to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with regard to the security deposit. Upon the occurrence and during the existence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within ten (10) days after notice from Landlord deposit cash with

Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 9.18. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord.

Landlord shall return the deposit to Tenant, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 9.18 or applied to any remaining obligations of Tenant under this Lease of which Tenant has been notified, within sixty (60) days subsequent to the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

9.19                        Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

9.20                        Tenant’s Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent or additional rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given.

9.21                        Waiver of Trial by Jury

Landlord and Tenant hereby waive any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

9.22                        Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

9.23                        Tenant’s Force Majeure

Except for Tenant’s obligations to make payments, maintain insurance, give notices or maintain harmonious labor relations as set forth in this Lease, if Tenant is delayed in performing its obligations hereunder, by reason of delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorist acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes beyond the reasonable control of Tenant, the time for Tenant’s performance shall be extended for the period of any such delay.

(PAGE ENDS HERE)

EXECUTED as a sealed instrument in two or more counterparts, each of which shall be deemed to be an original.

LANDLORD:

BOSTON PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership

		By:	BOSTON PROPERTIES, INC.,
its general partner

			By:	/s/ David C. Provost
			Name:	David C. Provost
			Title:	Senior Vice President
Boston Properties

TENANT:

PROTEON THERAPEUTICS, INC.

		By:	/s/ Timothy P. Noyes
		Name:	Timothy P. Noyes
WITNESS:		Title:	President and CEO
Hereto duly authorized

By:	/s/ Steven Burke	By:	/s/ Mark J. Fitzpatrick
Name:	Steven Burke	Name:	Mark J. Fitzpatrick
Title:	CMO	Title:	Vice President and CFO
Hereto duly authorized

EXHIBIT A

DESCRIPTION OF SITE

A certain parcel of land of West Street, Waltham, Middlesex County, as shown on a plan entitled “Atwater Lane, A Subdivision in Waltham, MA, Middlesex County, Lot Layout Plan,” dated July 22, 1988, recorded with Middlesex South Registry of Deeds as Plan #6 of 1989 in Book 19575, Page 351, and shown thereon as Lot A, containing 142,769± square feet, according to said plan, and Lot B, containing 501,550± square feet, according to said plan, and the parcel of land shown on said plan as Atwater Lane.

Said Lots A and B consist of the following:

PARCEL I:

A certain parcel of land situate on First Avenue and West Street, Waltham, Middlesex County, Massachusetts, and shown as Lots 13 and 14 on Plan entitled “Plan of Land in Waltham, Mass.,” dated August 31, 1962, revised October 26, 1962 and October 30, 1962, by Raymond C. Pressey, Inc., Registered Land Surveyors, recorded as Plan No. 10 of 1963 in Book 10196, Page 40, bounded and described as follows:

NORTHEASTERLY	by the End of First Avenue by two lines measuring respectively forty-seven and 50/100 feet and seven and 53/100 feet;

NORTHWESTERLY	by other land of the Grantors herein three hundred eighty-seven and 17/100 feet;

WESTERLY	by land now or formerly of United Electric Controls Company by two lines measuring respectively one hundred seventy and 51/100 feet and five hundred and twenty-one and 92/100 feet;

NORTHEASTERLY	by the same by a curved line measuring seventy-six and 05/100 feet;

NORTHEASTERLY	by the same by two lines measuring respectively one hundred forty-one and 17/100 feet and one hundred seventy feet;

WESTERLY	by West Street by two lines measuring respectively forty-five and 26/100 feet and eleven and 16/100 feet;

Exhibit A

SOUTHWESTERLY	by the line between Weston and Waltham and land believed to be now or formerly of Ralph P. Hussey three hundred twenty-eight and 28/100 feet;

SOUTHERLY	by land of owners unknown one hundred four and 77/100 feet;

WESTERLY	by the same forty-eight and 80/100 feet;

SOUTHWESTERLY	by said line between Weston and Waltham, and land believed to be now or formerly of said Hussey one hundred eighty-one and 61/100 feet;

SOUTHERLY	by land believed to be now of formerly of Frederick C. Dumaine Jr. and another one hundred seventeen and 30/100 feet;

NORTHWESTERLY	by the same forty-four and 80/100 feet;

SOUTHWESTERLY	by said line between Weston and Waltham and other land of the Grantors herein one hundred fifty four feet;

SOUTHEASTERLY and EASTERLY	by other land of the Grantors herein by two lines measuring respectively four hundred ten and 53/100 feet and seventy-three feet;

NORTHERLY	by land now or formerly of David Burstein et al., Trustees, one hundred sixteen and 14/100 feet;

SOUTHEASTERLY	by the same two hundred ninety-one and 99/100 feet;

NORTHEASTERLY	by the same three hundred fifty-five and 99/100 feet;

SOUTHEASTERLY	by the same five hundred forty-eight and 31/100 feet.

Containing 397,490 square feet of land, according to said plan.

PARCEL II:

The parcel of land on West Street, Waltham, Middlesex County, Massachusetts, shown as Lot E containing 2.37 acres on a plan by Raymond C. Pressey, Inc., Registered Land Surveyors, dated 1 October 1965 recorded as Plan No. 1339 of 1965 in Book 10961, Page 438, and bounded and described according to said plan as follows:

Exhibit A

WESTERLY	in a curved line by West Street two hundred twenty-one and 05/100 (221.05) feet;

NORTHERLY

by land of Leland L. Crowell and of Clifford Griggs, two hundred four and 98/100 (204.98) feet, and by Lot “A” on Plan No. 1530 of 1960 (being the second parcel herein described) two hundred seventy-five and 40/100ths (275.40) feet;

EASTERLY	by Lot 13 on Plan 10 of 1963, Book 10196, Page 40, two hundred twenty-three (223) feet; and

SOUTHERLY	by Lot D, being remaining land of the Grantor, four hundred forty-eight and 35/100ths (448.35) feet.

Also, the parcel of land situated in Waltham, Middlesex County, Massachusetts, and shown as Lot A on plan entitled “Plan of Land in Waltham, Mass.” dated June 29, 1960, by Raymond C. Pressey, Inc. recorded with said Deeds as Plan No. 1530 of 1960, Book 9693, Page 417, bounded and described as follows:

SOUTHERLY	by Lot B on said Plan, two hundred seventy-five and 40/100 feet;

WESTERLY	by land now or formerly, of Clifford Griggs, two hundred ten and no/100 feet;

NORTHERLY	by land of Trustees of Waltham Properties Trust two hundred fifty-two and no/100 feet; and

EASTERLY	by the same, one hundred seventy and 51/100 feet.

Containing 49,400 square feet of land, according to said plan.

PARCEL III:

The parcel of land on West Street, Waltham, Middlesex County, Massachusetts, shown as Lot D containing 3 acres on a plan by Raymond C. Pressey, Inc., Registered Land Surveyors, dated 1 October 1965, recorded in Middlesex South District Deeds in Book 10961, Page 438, and bounded and described according to said plan as follows:

WESTERLY	in a curved line by West Street, three hundred fifty-one and 70/100ths (351.70) feet;

Exhibit A

NORTHERLY	by Lot E, being land owned now or formerly by Little, Brown and Company (Inc), four hundred forty eight and 35/100ths (448.35) feet;

EASTERLY	by Lot 13 on Plan 10 of 1963, Book 10196, Page 40, two hundred ninety-eight and 92/100ths (298.92) feet;

EASTERLY	by the same in a curved line, seventy-six and 5/100ths (76.05) feet;

SOUTHERLY	by Lot 14 on Plan 10 of 1963, Book 10196, Page 40, three hundred eleven and 17/100ths (311.17) feet.

TOGETHER WITH THE FOLLOWING APPURTENANT RIGHTS:

Right to use twenty-foot wide utility easement as recited in deed dated August 12, 1960, recorded in Book 9693, Page 417.

Right to use twenty-foot wide utility easement as recited in deed dated August 12, 1960, recorded in Book 9693, Page 420.

Easement reserved in Grant of Right and Easement for ten-foot wide water main dated September 8, 1980, recorded in Book 14118, Page 227.

Right to tie-in to water line as recited in Easement Agreement dated June 12, 1996, recorded in Book 26436, Page 15.

Exhibit A

EXHIBIT B-1

WORK AGREEMENT

1.1	Substantial Completion	1
1.2	Outside Completion Date	5
1.3	Quality and Performance of Work	6
1.4	Intentionally Omitted	6
1.5	Tenant Plan Excess Costs	6

Exhibit B-1

1.1                               Substantial Completion

(A)                               Plans and Construction Process.

(1)                                 Landlord’s Work. Landlord shall perform the work shown on the plans (the “Plans”) listed on Exhibit B-2 attached to the Lease (“Landlord’s Work”); provided, however, that Landlord shall have no responsibility for the installation or connection of Tenant’s computer, telephone, other communication equipment, systems or wiring. Any items of work requested by Tenant and not shown or referred to on the Plans shall be deemed to be Change Proposal(s) (as defined below) and shall be subject to the terms and provisions of subsection (2) below.

(2)                                 Charge Orders. Tenant shall have the right, in accordance herewith, to submit for Landlord’s approval change proposals with respect to items of work not shown on the Plans (each, a “Change Proposal”). Landlord agrees to respond to any such Change Proposal within such time as is reasonably necessary (taking into consideration the information contained in such Change Proposal) after the submission thereof by Tenant, advising Tenant of any anticipated increase in costs which costs shall include a construction management fee equal to 6% of the Change Proposal (“Change Order Costs”) associated with such Change Proposal, as well as an estimate of any delay which would likely result in the completion of the Landlord’s Work if a Change Proposal is made pursuant thereto (“Landlord’s Change Order Response”). Tenant shall have the right to then approve or withdraw such Change Proposal within five (5) days after receipt of Landlord’s Change Order Response. If Tenant fails to respond to Landlord’s Change Order Response within such five (5) day period, such Change Proposal shall be deemed withdrawn. If Tenant approves Landlord’s Change Order Response, then such Change Proposal shall be deemed a “Change Order” hereunder and if the Change Order is made, then the Change Order Costs associated with the Change Order shall be deemed additions to the Tenant Plan Excess Costs and shall be paid in the same manner as Tenant Plan Excess Costs are paid as set forth in Section 1.5 of this Work Agreement.

(3)                                 Tenant Response to Requests for Information and Approvals. Except to the extent that another time period is expressly herein set forth, Tenant shall respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative for approvals or information in connection with Landlord’s Work, within five, (5) business days of Tenant’s receipt of such request. In addition, Tenant shall, within five (5) business days after receipt thereof from Landlord, execute and deliver to Landlord any affidavits and documentation required in order to obtain all permits and approvals necessary for Landlord to commence and complete Landlord’s Work on a timely basis (“Permit Documentation”).

Exhibit B-1

(4)                                 Time of the Essence. Time is of the essence in connection with Tenant’s obligations under this Section 1.1.

(B)                               Substantial Completion; Tenant Delay.

(1)                                 Landlord’s Obligations. Subject to delays due to Tenant Delays (as hereinafter defined) and delays due to Force Majeure, as defined in Section 6.1 of the Lease, Landlord shall use reasonable speed and diligence to have the Landlord’s Work substantially completed on or before the October 1, 2009, but Tenant shall have no claim against Landlord for failure so to complete construction of Landlord’s Work in the Premises, except for the right to terminate the Lease, without further liability to either party, in accordance with the provisions hereinafter specified in Section 1.2 of this Work Agreement.

(2)                                 Definition of Substantial Completion. The Premises shall be “Substantially Complete” and be deemed ready for Tenant’s occupancy on the later of:

(a)                                 The date on which Landlord’s Work, together with common facilities for access and services to the Premises, has been completed (or would have been completed except for Tenant Delay) except for items of work and adjustment of equipment and fixtures which can be completed without causing substantial interference with Tenant’s use of the Premises (i.e. so-called “punch list” items), or

(b)                                 The date when a certificate of occupancy, has been approved for issuance by the City of Waltham for occupancy by Tenant of the Premises for the Permitted Use (to the extent necessary), unless the failure to obtain such approval is due solely to a Tenant Delay.

In the event of any dispute as to the date on which Landlord’s Work has been completed, the reasonable determination of Landlord’s architect as to such date shall be deemed conclusive and binding on both Landlord and Tenant.

(3)                                 Incomplete Work. Landlord shall complete as soon as conditions practically permit any punch-list items of Landlord’s Work, and Tenant shall cooperate with Landlord in providing access as may be required to complete such work in a normal manner.

(4)                                 Early Access by Tenant. To the extent possible, Landlord shall permit Tenant access for installing Tenant’s trade fixtures, cabling and wiring in portions of the Premises prior to substantial completion when it can be done without material interference with remaining work or with the maintenance of harmonious labor relations. Any such access by Tenant

Exhibit B-1

shall be upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant unless caused by the gross negligence or willful misconduct of Landlord.

(5)                                 Prohibition on Access by Tenant Prior to Actual Substantial Completion. If, prior to the date that the Premises are in fact actually substantially complete, the Premises are deemed to be substantially complete pursuant to the provisions of this Section 1.1 (i.e. and the Commencement Date has therefore occurred), Tenant shall not (except with Landlord’s consent) be entitled to take possession of the Premises for the Permitted Use until the Premises are in fact actually substantially complete.

(C)                               Tenant Delay.

(1)                                 A “Tenant Delay” shall be defined as the following:

(a)                                 Tenant’s failure timely to respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative or to timely provide all required Permit Documentation, if any, to Landlord within the applicable time periods set forth in this Work Agreement;

(b)                                 Tenant’s failure to pay the Tenant Plan Excess Costs in accordance with Section 1.5 hereinbelow;

(c)                                  Any delay due to items of work for which there is long lead time in obtaining the materials therefor or which are specially or specifically manufactured, produced or milled for the work in or to the Premises and require additional time for receipt or installation (Landlord represents that there are no long lead items included in the work described on Exhibit B-2);

(d)                                 Any delay due to changes, alterations or additions required or made by Tenant with respect to items not shown on the Plans including, without limitation, Change Orders; or

(e)                                  Any other delays caused by Tenant, Tenant’s contractors, architects, engineers, or anyone else engaged by Tenant in connection with the preparation of the Premises for Tenant’s occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, or furniture.

Exhibit B-1

The Tenant Delays described above shall only be deemed a Tenant Delay if Landlord has first given Tenant notice (which notice may be verbal, written or given electronically by email) that a situation exists which constitutes a Tenant Delay, provided that, if notice has been given pursuant to another section of this Lease for such event or failure no further notice shall be required hereunder.

(2)                                 Tenant Obligations with Respect to Tenant Delays.

(a)                                 Tenant covenants that no Tenant Delay shall delay commencement of the Term or the obligation to pay Annual Fixed Rent or Additional Rent, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. Landlord’s Work shall be deemed substantially completed as of the date when Landlord’s Work would have been substantially completed but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgment.

(b)                                 Tenant shall reimburse Landlord the amount, if any, by which the cost of Landlord’s Work is actually increased as the result of any Tenant Delay.

(c)                                  Any amounts due from Tenant to Landlord under this Section 1.1(C)(2) shall be due and payable within thirty (30) days of billing therefore (except that amounts due in connection with Change Orders shall be paid as provided in Section 1.5), and shall be considered to be Additional Rent. Nothing contained in this Section 1.1(C)(2) shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in the Lease.

1.2                               Outside Completion Date

If Landlord shall have failed substantially to complete Landlord’s Work in the Premises described in the Plans on or before the Outside Completion Date as defined in Section 1.1 of the Lease (which date shall be extended automatically for such periods of time as Landlord is prevented from proceeding with or completing the same by reason of Landlord’s Force Majeure as defined in Section 6.1 of the Lease or any Tenant Delay, Tenant shall have the right to terminate the Lease by giving notice to Landlord of Tenant’s desire to do so before such completion and within the time period from the Outside Completion Date (as so extended) until the date which is thirty (30) days subsequent to the Outside Completion Date (as so extended); and, upon the giving of such notice, the term of the Lease shall cease and come to an end without further liability or obligation on the part of either party (and if Tenant is then in occupancy, Tenant shall yield up the Premises as required by this Lease at the expiration or earlier termination of the Term) unless, within thirty (30) days after receipt of such notice, Landlord substantially completes Landlord’s Work; and such right of termination shall be Tenant’s

Exhibit B-1

sole and exclusive remedy for Landlord’s failure so to complete Landlord’s Work within such time. Each day of Tenant Delay shall be deemed conclusively to cause an equivalent day of delay by Landlord in substantially completing Landlord’s Work pursuant to Section 1.1 of this Work Agreement, and thereby automatically extend for each such equivalent day of delay the date of the Outside Completion Date.

1.3                               Quality and Performance of Work

All construction work required or permitted by the Lease shall be done in a good and workmanlike manner using new and first quality materials and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and all Insurance Requirements (as defined in Section 5.12 of the Lease). All of Tenant’s work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects, but the foregoing shall not release Landlord of its obligation to properly perform Landlord’s Work. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.1 of the Lease or any person hereafter designated in substitution or addition by notice to the party relying. Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord’s construction obligations under this Work Agreement (if any) (i) not later than the end of the twelfth (12th) full calendar month next beginning after the Commencement Date with respect to the heating, ventilating and air conditioning systems servicing the Premises and other items which could not readily have been discovered in the exercise of reasonable diligence shortly after Substantial Completion, and (ii) not later than the third (3rd) full calendar month next beginning after the Commencement Date with respect to Landlord’s construction obligations under this Work Agreement not referenced in (i) above, Tenant shall be deemed conclusively to have approved Landlord’s construction and shall have no claim that Landlord has failed to perform any of Landlord’s obligations under this Work Agreement (if any). Landlord agrees to correct or repair at its expense items which are then incomplete or do not conform to the work contemplated under the Plans and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid.

1.4                               Intentionally Omitted

1.5                               Tenant Plan Excess Costs

Notwithstanding anything contained in this Work Agreement to the contrary, it is understood and agreed that Tenant shall be fully responsible for the costs of any items of work not shown on Exhibit B-2 attached to the Lease as being paid for by Landlord (the “Tenant Plan Excess Costs”). To the extent, if any, that there are Tenant Plan Excess Costs, Tenant shall pay Landlord, as Additional Rent, the Tenant Plan Excess Costs prior to the commencement of the Landlord’s Work.

Exhibit B-1

EXHIBIT B-2

Plans

Boston Properties Proteon Therapeutics Tenant Work Letter 200 West Street

DELINEATION OF Proteon Therapeutics TURN-KEY MATRIX
May 21, 2009

		Turn- Key	Tenant
Element	Description	Scope	Cost
Demo

Finish Carpentry

Doors & Frames	Existing Office Doors to Remain As-Is	X

	Install New Wood Doors PM Frames And Sidelight In New Offices (4) To Match Existing	X

	Install New Passage Sets On New Offices	X

Drywall	Build (4) New Offices Along Perimeter Wall (Fl To ACT Ceiling)	X

Acoustic Ceilings	Kerf Existing Ceiling Tile Around New Walls To Accommodate New Layout.	X

Flooring	Install New Vinyl Wall Base In 4 New Offices	X

Wall Finishes	Paint Wall In 4 New Offices (2 Coats)	X

Exhibit B-2

		Turn-Key	Tenant
Element	Description	Scope	Cost
Equipment/Specialties

Equipment/Specialties cont.	Fire Extinguishers As Required by Code	X

	Signage Building Directory	X

Fire Protection	Relocate/Add Fire Sprinkler Heads To Accommodate New Layout	X

	New Fire Horn/Strobe Units To Accommodate New Layout	X

Plumbing

HVAC	Relocate/Add New Ductwork And Diffuser To Accommodate New Layout	X

Electrical	Existing Light Fixtures/Wall Switches And Outlets Will Remain As-is In Existing Offices	X

	Install New Or Relocate Existing 2’X4’ Parabolic Light Fixtures To Accommodate New Layout	X

	Install (1) New Wall Switch Per New Office	X

	Exist Signs/Fire Alarm Devices as Required by Code	X

Exhibit B-2

		Turn-Key	Tenant
Element	Description	Scope	Cost
	Install (2) New Outlets In 4 New Offices	X

Telecom/Security	Design of Tel/Data/Furniture		X

	Tel/Data Cabling And Final Connections		X

Telecom/Security cont.	Tel/Data Equipment And Permit		X

Design Services	Design for Turnkey Scope	X

	Life/Safety Engineering for Fire Protection & Fire Alarm Modification if Required by Code	X

Exhibit B-2

EXHIBIT C

Intentionally Omitted

Exhibit C

EXHIBIT D

LANDLORD SERVICES

I.                                        CLEANING

Cleaning and janitorial services shall be provided as needed Monday through Friday, exclusive of holidays observed by the cleaning company and Saturdays and Sundays.

A.                                    OFFICE AREAS

Cleaning and janitorial services to be provided in the office areas shall include:

1.                                      Vacuuming, damp mopping of resilient floors and trash removal.

2.                                      Dusting of horizontal surfaces within normal reach (tenant equipment to remain in place).

3.                                      High dusting and dusting of vertical blinds to be rendered as needed.

B.                                    LAVATORIES

Cleaning and janitorial services to be provided in the common area lavatories of the building shall include:

1.                                      Dusting, damp mopping of resilient floors, trash removal, sanitizing of basins, bowls and urinals as well as cleaning of mirrors and bright work.

2.                                      Refilling of soap, towel, tissue and sanitary dispensers to be rendered as necessary.

3.                                      High dusting to be rendered as needed.

C.                                    MAIN LOBBIES, ELEVATORS, STAIRWELLS AND COMMON CORRIDORS

Cleaning and janitorial services to be provided in the common areas of the building shall include:

1.                                      Trash removal, vacuuming, dusting and damp mopping of resilient floors and cleaning and sanitizing of water fountains.

Exhibit D

2.                                      High dusting to be rendered as needed.

D.                                    WINDOW CLEANING

All exterior windows shall be washed on the inside and outside surfaces at frequency necessary to maintain a first class appearance.

II.                                   HVAC

A.                                    Heating, ventilating and air conditioning equipment will be provided with sufficient capacity to accommodate a maximum population density of one (1) person per one hundred fifty (150) square feet of useable floor area served, and a combined lighting and standard electrical load of 3.0 watts per square foot of useable floor area. In the event Tenant introduces into the Premises personnel or equipment which overloads the system’s ability to adequately perform its proper functions, Landlord shall so notify Tenant in writing and supplementary system(s) may be required and installed by Landlord at Tenant’s expense, if within fifteen (15) days Tenant has not modified its use so as not to cause such overload.

Operating criteria of the basic system are in accordance with the Massachusetts Energy Code and shall not be less than the following:

(i)                                     Cooling season indoor temperatures of not in excess of 73 -79 degrees Fahrenheit when outdoor temperatures are 91 degrees Fahrenheit ambient.

(ii)                                  Heating season minimum room temperature of 68 - 75 degrees Fahrenheit when outdoor temperatures are 6 degrees Fahrenheit ambient.

B.                                    Landlord shall provide heating, ventilating and air conditioning as normal seasonal changes may require during the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday (legal holidays in all cases excepted).

If Tenant shall require air conditioning (during the air conditioning season) or heating or ventilating during any other time period, Landlord shall use landlord’s best efforts to furnish such services for the area or areas specified by written request of Tenant delivered to the Building Superintendent or the Landlord before 3:00 p.m. of the business day preceding the extra usage. Landlord shall charge Tenant for such extra-hours usage at reasonable rates customary for first-class office buildings in the Boston Suburban market, and Tenant shall pay Landlord, as additional rent, upon receipt of billing therefor.

Exhibit D

III.                              ELECTRICAL SERVICES

A.                                    Landlord shall provide electric power for a combined load of 3.0 watts per square foot of useable area for lighting and for office machines through standard receptacles for the typical office space.

B.                                    In the event that Tenant has special equipment (such as computers and reproduction equipment) that requires either 3-phase electric power or any voltage other than 120 volts, or for any other usage in excess of 3.0 watts per square foot, Landlord may at its option require the installation of separate metering (Tenant being solely responsible for the costs of any such separate meter and the installation thereof) and direct billing to Tenant for the electric power required for any such special equipment.

C.                                    Landlord will furnish and install, at Tenant’s expense, all replacement lighting tubes, lamps and ballasts required by Tenant. Landlord will clean lighting fixtures on a regularly scheduled basis at Tenant’s expense.

IV.                               ELEVATORS

Provide passenger elevator service.

V.                                    WATER

Provide hot water for lavatory purposes and cold water for drinking, lavatory and toilet purposes.

VI.                               CARD ACCESS SYSTEM

Landlord will provide a card access system at one entry door of the building.

Exhibit D

EXHIBIT E

FLOOR PLAN

[Floor Plan Drawing]

Exhibit E

EXHIBIT F

DECLARATION AFFIXING THE COMMENCEMENT DATE OF LEASE

THIS AGREEMENT made this            day of                                     , 200     , by and between [LANDLORD] (hereinafter “Landlord”) and [TENANT] (hereinafter “Tenant”).

WITNESSETH THAT:

1.                                      This Agreement is made pursuant to Section [2.4] of that certain Lease dated [date], between Landlord and Tenant (the “Lease”).

2.                                      It is hereby stipulated that the Lease Term commenced on [commencement date], (being the “Commencement Date” under the Lease), and shall end and expire on [expiration date], unless sooner terminated or extended, as provided for in the Lease.

WITNESS the execution hereof under seal by persons hereunto duly authorized, the date first above written.

LANDLORD:

[INSERT LL SIGNATURE BLOCK]

By:
Name:
Title:

TENANT:

ATTEST:	[TENANT]

By:	By:
Name:	Name:
Title:	Title:
Hereunto duly authorized

Exhibit F

EXHIBIT G

Intentionally Omitted

Exhibit G

EXHIBIT H

FORM OF LETTER OF CREDIT

[Letterhead of a money center bank acceptable to the Owner]

[Please note the tenant on this Letter of Credit must match the exact tenant entity in the Lease]

[date]

[Landlord]

c/o Boston Properties LP

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199-8103

Attn: Lease Administration, Legal Dept.

Gentlemen:

We hereby establish our Irrevocable Letter of Credit and authorize you to draw on us at sight for the account of [Tenant] (“Applicant”), the aggregate amount of [spell out dollar amount] and [        ]/100 Dollars [($                          )]. You shall have the right to make partial draws against this Letter of Credit from time to time.

Funds under this Letter of Credit are available to the beneficiary hereof as follows:

Any or all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by [Landlord] (“Beneficiary”) when accompanied by this Letter of Credit and a written statement signed by an individual purporting to be an authorized agent of Beneficiary, certifying that such moneys are due and owing to Beneficiary, and a sight draft executed and endorsed by such individual.

This Letter of Credit is transferable in its entirety to any successor in interest to Beneficiary as owner of [Property, Address, City/Town, State]. Should a transfer be desired, such transfer will be subject to the return to us of this advice, together with written instructions. Any fees related to such transfer shall be for the account of the Applicant.

The amount of each draft must be endorsed on the reverse hereof by the negotiating bank. We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

This Letter of Credit shall expire on [Final Expiration Date].

Notwithstanding the above expiration date of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed for successive, additional one (1) year periods unless, at

Exhibit H

least sixty (60) days prior to any such date of expiration, the undersigned shall give written notice to Beneficiary, by certified mail, return receipt requested and at the address set forth above or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed.

This Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500.

Very truly yours,

[Name of Issuing Bank]

By:
Name:
Title:

Exhibit H

EXHIBIT I

FORM OF CERTIFICATE OF INSURANCE

[Form of Certificate of Insurance]

Exhibit I

[Form of Certificate of Insurance]

Exhibit I

FIRST AMENDMENT TO LEASE

FIRST AMENDMENT TO LEASE dated as of this 14 day of Sep, 2012 by and between BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and PROTEON THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

By Lease dated July 13, 2009 (the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord 4,943 square feet of rentable floor area (the “Rentable Floor Area of the Premises”) on the first (1st) floor of the building (the “Building”) known as and numbered 200 West Street, Waltham, Massachusetts (referred to in the Lease as the “Premises”).

Landlord and Tenant have agreed to extend the Term of the Lease for one (1) period of six (6) months upon all of the same terms and conditions set forth in the Lease except as set forth in this First Amendment to Lease (the “First Amendment”).

Landlord and Tenant are entering into this instrument to set forth said extension of the Term of the Lease and to amend the Lease.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.                                      The Term of the Lease, which but for this First Amendment is scheduled to expire on June 30, 2013, is hereby extended for one (1) period of six (6) months commencing on July 1, 2013 and expiring on December 31, 2013 (the “Extended Term”), unless sooner terminated in accordance with the provisions of the Lease, upon all the same terms and conditions contained in the Lease as herein amended.

2.                                      Annual Fixed Rent shall continue to be payable by Tenant during the Extended Term at the annual rate of $168,062.00 (being the product of (i) $34.00 and (ii) the Rentable Floor Area of the Premises (being 4,943 square feet)).

3.                                      Tenant shall accept the Premises in its “as is” condition during the Extended Term, without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto (provided that the foregoing shall not be construed so as to relieve Landlord of any of its maintenance or repair obligations under the Lease).

4.                                      (A)                               Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this First Amendment; and in the event any claim is made against Landlord relative to dealings by Tenant with brokers, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)                               Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this First Amendment; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.

5.                                      Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

6.                                      Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as herein amended.

7.                                      Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this First Amendment and that the person signing this First Amendment on its behalf has been duly authorized to do so.

PAGE ENDS HERE

EXECUTED as a sealed instrument as of the date and year first above written.

LANDLORD:
WITNESS:
BOSTON PROPERTIES LIMITED
/s/illegible	PARTNERSHIP

	By:	Boston Properties, Inc.,
its general partner

	By:	/s/ David C. Provost
	Name:	David C. Provost
	Title:	SVP
Hereunto duly authorized

TENANT:

WITNESS:	PROTEON THERAPEUTICS, INC.

	By:	/s/ Timothy Noyes
	Name:	Timothy Noyes
	Title:	President + CEO
Hereunto duly authorized

SECOND AMENDMENT TO LEASE

SECOND AMENDMENT TO LEASE dated as of this 17th day of October 2013 by and between BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and PROTEON THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

By Lease dated July 13, 2009 (as amended by the instrument described below, the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord 4,943 square feet of rentable floor area (the “Rentable Floor Area of the Premises”) on the first (lst) floor of the building (the “Building”) known as and numbered 200 West Street, Waltham, Massachusetts (referred to in the Lease as the “Premises”).

By First Amendment to Lease dated as of September 14, 2012 (the “First Amendment”), Landlord and Tenant extended the Term of the Lease for one (1) period of six (6) months upon all of the same terms and conditions set forth in the Lease except as set forth in the First Amendment.

Landlord and Tenant have agreed to extend the Term of the Lease for one (1) period of one (1) year upon all of the same terms and conditions set forth in the Lease except as set forth in this Second Amendment to Lease (the “Second Amendment”).

Landlord and Tenant are entering into this instrument to set forth said extension of the Term of the Lease and to amend the Lease.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.                                      The Term of the Lease, which but for this Second Amendment is scheduled to expire on December 31, 2013, is hereby extended for one (1) period of one (1) year commencing on January 1, 2014 and expiring on December 31, 2014 (the “Second Extended Term”), unless sooner terminated in accordance with the provisions of the Lease, upon all the same terms and conditions contained in the Lease as herein amended.

2.                                      Annual Fixed Rent shall continue to be payable by Tenant during the Second Extended Term at the annual rate of $168,062.00 (being the product of (i) $34.00 and (ii) the Rentable Floor Area of the Premises (being 4,943 square feet)).

3.                                      Tenant shall accept the Premises in its “as is” condition during the Second Extended Term, without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto (provided that the foregoing shall not be construed so as to relieve Landlord of any of its maintenance or repair obligations under the Lease).

4.                                      (A)                               Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Second Amendment; and in the event any claim is made against Landlord relative to dealings by Tenant with brokers, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)                               Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Second Amendment; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.

5.                                      Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

6.                                      Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as amended and as herein amended.

7.                                      Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Second Amendment and that the person signing this Second Amendment on its behalf has been duly authorized to do so.

PAGE ENDS HERE

EXECUTED as a sealed instrument as of the date and year first above written.

LANDLORD:
WITNESS:
BOSTON PROPERTIES LIMITED
/s/illegible	PARTNERSHIP, a Delaware limited partnership

By: Boston Properties, Inc., a Delaware corporation, its general partner

	By:	/s/ David C. Provost
	Name:	David C. Provost
	Title:	Senior Vice President Boston Properties
Hereunto duly authorized

TENANT:

WITNESS:	PROTEON THERAPEUTICS, INC.

	By:	/s/ Timothy Noyes
	Name:	Timothy Noyes
	Title:	CEO
Hereunto duly authorized

THIRD AMENDMENT TO LEASE

THIRD AMENDMENT TO LEASE dated as of this Fourth day of August, 2014 by and between BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and PROTEON THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

By Lease dated July 13, 2009 (as amended by the instruments described below, the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord 4,943 square feet of rentable floor area (the “Rentable Floor Area of the Premises”) on the first (1st) floor of the building (the “Building”) known as and numbered 200 West Street, Waltham, Massachusetts (referred to in the Lease as the “Premises”).

By First Amendment to Lease dated as of September 14, 2012 (the “First Amendment”), Landlord and Tenant extended the Term of the Lease for one (1) period of six (6) months upon all of the same terms and conditions set forth in the Lease except as set forth in the First Amendment.

By Second Amendment to Lease dated as of October 17, 2013 (the “Second Amendment”), Landlord and Tenant extended the Term of the Lease for one (1) period of one (1) year upon all of the same terms and conditions set forth in the Lease except as set forth in the First Amendment.

Landlord and Tenant have agreed to (i) extend the Term of the Lease for a period of forty-two (42) months upon the terms and conditions contained in the Lease, except as otherwise set forth in this Third Amendment to Lease (the “Third Amendment”), (ii) provide Tenant with an option to further extend the Term of the Lease for one (1) additional period of one (1) year and (iii) make certain other modifications to the Lease, as further set forth in this Third Amendment.

Landlord and Tenant are entering into this instrument to set forth said agreements and to amend the Lease.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.                                      The Term of the Lease, which but for this Third Amendment is scheduled to expire on December 31, 2014, is hereby extended for one (1) period of forty-two (42) months commencing on January 1, 2015 and expiring on June 30, 2018 (the “Third Extended Term”),

1

unless sooner terminated or extended in accordance with the provisions of the Lease, upon all the same terms and conditions contained in the Lease as herein amended.

2.                                      Annual Fixed Rent shall continue to be payable by Tenant during the Third Extended Term at the annual rate of $168,062.00 (being the product of (i) $34.00 and (ii) the Rentable Floor Area of the Premises (being 4,943 square feet)).

3.                                      (A)                               Commencing on January 1, 2015 and continuing through the Third Extended Term, the definition of “Base Operating Expenses” contained in Section 2.6 of the Lease shall be deleted in its entirety and the following substituted therefor:

“Base Operating Expenses” shall mean Landlord’s Operating Expenses for calendar year 2015 (that is, the period beginning January 1, 2015 and ending December 31, 2015). Base Operating Expenses shall not include (i) market-wide cost increases in ordinarily included costs due to extraordinary circumstances, included but not limited to Force Majeure (as defined in Section 6.1), conservation surcharges, boycotts, strikes, embargoes or shortages (“Extraordinary Expense”) and (ii) the cost of any Permitted Capital Expenditures.  However, if a particular Extraordinary Expense continues for more than twenty-four (24) consecutive months, then during each year after the calendar year 2015 (“Base Year”) in which it continues (and on a pro rata basis if it continues for part, but not all, of a subsequent year), Base Operating Expenses shall include such Extraordinary Expense. By way of example only, if there is a conservation surcharge that constitutes an Extraordinary Expense, and if such surcharge continues for more than twenty-four (24) consecutive months, then for every year after the Base Year in which surcharge exists, Base Operating Expenses shall be increased (in a pro rata basis for partial years after the Base Year) by the amount of such surcharge in the Base Year.

For that portion of the Lease Term prior to January 1, 2015, such definition shall remain unchanged.

(B)                               Commencing on January 1, 2015, and continuing through the Third Extended Term, the definition of “Base Taxes” contained in Section 2.7, of the Original Lease shall be deleted in its entirety and the following substituted therefor:

“Base Taxes” means Landlord’s Tax Expenses (hereinbefore defined) for fiscal tax year 2015 (that is, the period beginning July 1, 2014 and ending June 30, 2015).

For that portion of the Lease Term prior to January 1, 2015, such definition shall remain unchanged.

4.                                      Landlord and Tenant acknowledge and agree that Section 2.1.1 of the Lease is hereby deleted in its entirety and Landlord shall have no further relocation right thereunder.

2

5.                                      Tenant shall accept the Premises in its “as is” condition during the Third Extended Term, without any obligation on the Landlord’s part to perform any additions, alterations, improvements, demolition or other work therein or pertaining thereto (provided that the foregoing shall not be construed so as to relieve Landlord of any of its maintenance or repair obligations under the Lease).  Notwithstanding the foregoing, Landlord agrees, at its expense, to perform the following work: (i) touch up paint on walls located within the Premises, as reasonably requested by Tenant, and (ii) steam clean the existing carpeting located within the Premises (collectively, the “Third Amendment Work”).  Landlord shall use commercially reasonable efforts to complete the Third Amendment Work by October 1, 2014; provided, however, that Landlord shall have no liability to Tenant or any other person for the failure to complete the same by any particular date so long as Landlord has used commercially reasonable efforts as aforesaid.  In addition, it is acknowledged and agreed that Landlord’s Work will be performed while Tenant is in occupancy of the Premises, and accordingly, Landlord and Tenant hereby agree to cooperate with each other in good faith so that Landlord may complete the work in an efficient and economical manner while at the same time minimizing any unreasonable interference with Tenant’s business operations in the Premises (consistent with the nature of the work being performed).

6.                                      Section 9.18 of the Lease is hereby amended by inserting the following after the first paragraph thereof:

Landlord shall return a Twenty-Four Thousand Three Hundred Three and 08/100 Dollar ($24,303.08) portion of the security deposit to Tenant so that the remainder of such deposit shall be Fourteen Thousand Five and 17/100 Dollars ($14,005.17) (or if such deposit is in the form of a Letter of Credit, Landlord shall exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated hereinabove and otherwise in strict conformity with the requirements herein) on January 1, 2015 (the “Reduction Date”), if (i) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, (ii) Landlord has not applied such deposit or any portion thereof to Landlord’s damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord and (iii) there have been no more than two (2) Event of Default occurrences during the Term.

If Tenant believes that it has satisfied all the conditions precedent to a reduction in the amount of the security deposit, then it shall request such reduction in writing to Landlord within sixty (60) days after the Reduction Date (“Tenant’s Reduction Request Notice”), which request shall certify to Landlord that all such conditions have been satisfied and shall include any items required above. If Landlord reasonably determines that all of the aforesaid conditions are met, the security deposit shall be so reduced in accordance with this Section 6. No Letter of Credit shall automatically reduce, but any reduction in the amount thereof shall require Landlord’s prior written notice to the issuer of the Letter of Credit of the reduced

3

amount. Promptly after Landlord’s receipt of Tenant’s request for a reduction as described above. Landlord shall determine whether such a reduction is permitted in accordance with this Section 6, and if it is, Landlord shall notify the issuer of the Letter of Credit of the amount to which the Letter of Credit shall be reduced.

7.                                      The parties agree that during the Term, upon request of Tenant, to be made no more frequently than once per month, Landlord shall clean out the sink and drain located within the Premises at Landlord’s sole cost and expense.

8.                                      (A)                               On the conditions (which conditions Landlord may waive by written notice to Tenant) that at the time of exercise of the option to extend and at the commencement date of the extension option period (i) there exists no Event of Default (defined in Section 7.1) and there have been no more than two (2) Event of Default occurrences during the Term, (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet the Premises except for an assignment or subletting permitted without Landlord’s consent under Section 5.6.4 hereof, Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option periods as hereinbelow set forth) for one (1) period of one (1) year as hereinafter set forth. Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of such option.

(B)                               If Tenant desires to exercise said option to extend the Term, then Tenant shall give notice to Landlord (“Exercise Notice”), not earlier than twelve (12) months nor later than nine (9) months prior to the expiration of the Term, as it may have been previously extended, hereunder of Tenant’s request for Landlord’s quotation (“Landlord’s Rent Quotation”) of the annual fair market rent for the Premises as of the commencement date of the extension period, such quotation to be based on the use of the Premises as first class office space utilizing properties of a similar character within the Boston West Suburban market and including consideration of all relevant factors (including, without limitation, premises within the Complex if at the time such quotation is requested such premises shall be available for rent) (hereinafter called the “Annual Market Rent”). Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting such a quotation, Landlord shall notify Tenant of Landlord’s quotation of the Annual Market Rent. If at the expiration of fifteen (15) days after the date when Landlord provides Landlord’s Rent Quotation to Tenant as aforesaid (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for such extension period and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for fifteen (15) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit A attached hereto) for such extension period, which Broker Determination shall be made in the manner set forth in Exhibit A.  If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for such extension period shall be the Prevailing Market Rent as determined by the Broker Determination.  If Tenant does not timely request the Broker Determination, then the Annual

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Fixed Rent during such extension term shall be equal to the greater of (a) Landlord’s Rent Quotation or (b) the Annual Fixed Rent in effect during the last twelve (12) month period of the Lease Term immediately prior to such extension term.

(C)                               Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s option to extend the Lease Term in accordance with the provisions of Section 8(B) above, then this Lease and the Term hereof automatically shall be deemed extended for the option period, without the necessity for the execution of any additional documents (except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the extension term as determined in the relevant manner set forth in this Section 8); and in such event all references herein to the Term or the term of this Lease shall be construed as referring to the Term, as so extended, unless the context clearly otherwise requires and except that there shall be no further option to extend the Lease Term.

9.                                      (A)                               Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Third Amendment other than Jones Lang Lasalle (the “Broker”); and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)                               Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Third Amendment other than the Broker; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.  Landlord agrees that it shall be solely responsible for the payment of any brokerage commission to the Broker with respect to this Third Amendment pursuant to a separate agreement.

10.                               Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

11.                               Except as herein amended the Lease shall remain unchanged and in full force and effect.  All references to the “Lease” shall be deemed to be references to the Lease as amended and as herein amended.

12.                               Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Third Amendment and that the person signing this Third Amendment on its behalf has been duly authorized to do so.

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PAGE ENDS HERE

EXECUTED as a sealed instrument as of the date and year first above written.

WITNESS:	LANDLORD:

[Illegible]	BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

BY: BOSTON PROPERTIES, INC., a Delaware corporation, its general partner

	By:	/s/ David C Provost
	Name:	David C Provost
	Title:	SVP
Hereunto duly authorized

TENANT:
WITNESS:
PROTEON THERAPEUTICS, INC.

/s/ Dean Profis	By:	/s/ George Eldridge
	Name:	George Eldridge
	Title:	Senior Vice President and CFO
Hereunto duly authorized

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EXHIBIT A

BROKER DETERMINATION OF PREVAILING MARKET RENT

The following procedures and requirements shall apply to the Broker Determination of Prevailing Market Rent called for pursuant to Section 8 of the Third Amendment to Lease to which this Exhibit is attached:

1.                                      Tenant’s Request.  Tenant shall send a notice to Landlord by the time set for such notice in the applicable section of the Lease, requesting a Broker Determination of the Prevailing Market Rent, which notice to be effective must (i) make explicit reference to the Lease and to the specific section of the Lease pursuant to which said request is being made, (ii) include the name of a broker selected by Tenant to act for Tenant, which broker shall be affiliated with a major Boston commercial real estate brokerage firm selected by Tenant and which broker shall have at least ten (10) years experience dealing in properties of a nature and type generally similar to the Building located in the Boston West Suburban Market, and (iii) explicitly state that Landlord is required to notify Tenant within thirty (30) days of an additional broker selected by Landlord.

2.                                      Landlord’s Response.  Within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting the Broker Determination and stating the name of the broker selected by Tenant, Landlord shall give written notice to Tenant of Landlord’s selection of a broker having at least the affiliation and experience referred to above.

3.                                      Selection of Third Broker.  Within ten (10) days thereafter the two (2) brokers so selected shall select a third such broker also having at least the affiliation and experience referred to above.

4.                                      Rental Value Determination.  Within thirty (30) days after the selection of the third broker, the three (3) brokers so selected, by majority opinion, shall make a determination of the annual fair market rental value of the Premises for the period referred to in the Lease.  Such annual fair market rental value determination (x) may include provision for annual increases in rent during said term if so determined, (y) shall take into account the as-is condition of the Premises and (z) shall take account of, and be expressed in relation to, the tax and operating cost bases and provisions for paying for so-called tenant electricity as contained in the Lease.  The brokers shall advise Landlord and Tenant in writing by the expiration of said thirty (30) day period of the annual fair market rental value which as so determined shall be referred to as the Prevailing Market Rent.

5.                                      Resolution of Broker Deadlock.  If the Brokers are unable to agree at least by majority on a determination of annual fair market rental value, then the brokers shall send a notice to Landlord and Tenant by the end of the thirty (30) day period for making said determination setting forth their individual determinations of annual fair market rental value, and the highest such determination and the lowest such determination shall be disregarded and the remaining determination shall be deemed to be the determination of annual fair market rental value and

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shall be referred to as the Prevailing Market Rent.

6.                                      Costs.  Each party shall pay the costs and expenses of the broker selected by it and each shall pay one half (1/2) of the costs and expenses of the Third Broker.

7.                                      Failure to Select Broker or Failure of Broker to Serve.  If Tenant shall have requested a Broker Determination and Landlord shall not have designated a broker within the time period provided therefor above, then Tenant’s Broker shall alone make the determination of Prevailing Market Rent in writing to Landlord and Tenant within thirty (30) days after the expiration of Landlord’s right to designate a broker hereunder.  If Tenant and Landlord have both designated brokers but the two brokers so designated do not, within a period of fifteen (15) days after the appointment of the second broker, agree upon and designate the Third Broker willing so to act, the Tenant, the Landlord or either broker previously designated may request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the Third Broker willing so to act and a broker so appointed shall, for all purposes, have the same standing and powers as though he had been seasonably appointed by the brokers first appointed.  In case of the inability or refusal to serve of any person designated as a broker, or in case any broker for any reason ceases to be such, a broker to fill such vacancy shall be appointed by the Tenant, the Landlord, the brokers first appointed or the Boston Bar Association as the case may be, whichever made the original appointment, or if the person who made the original appointment fails to fill such vacancy, upon application of any broker who continues to act or by the Landlord or Tenant such vacancy may be filled by the Boston Bar Association and any broker so appointed to fill such vacancy shall have the same standing and powers as though originally appointed.

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